Exhibit 5.1


                      [LETTERHEAD OF COMCAST CORPORATION]



                                                     January 28, 2002

Comcast Corporation
1500 Market Street
Philadelphia, Pennsylvania 19102-2148

Ladies and Gentlemen:

     I am Senior Vice President, General Counsel and Secretary of Comcast Corporation, a Pennsylvania corporation (the "Company") and have acted as counsel for the Company in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement") (File No. 333-101264) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of issuances from time to time of shares (the "Shares") of Comcast Corporation Class A Special Common Stock, par value $.01 per share (the "Class A Special Common Stock"), upon the conversion of Zero Coupon Convertible Debentures Due December 19, 2020 (the "Debentures") issued by Comcast Holdings Corporation ("Holdings").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

     Based upon the foregoing, I am of the opinion that the Shares issued upon conversion of the Debentures in accordance with their terms will be duly authorized, validly issued, fully paid and nonassessable.

     In connection with my opinions expressed above, I have assumed that, at or prior to the time of the delivery of any Shares, (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded, (ii) the due authorization, execution, authentication, issuance and delivery of the Debentures and the due authorization, execution and delivery of the indenture relating thereto, the validity and enforceability of the Debentures and the indenture relating thereto, and the conversion of the Debentures in accordance with their terms and the terms of the indenture relating thereto, (iii) that a sufficient number of shares of Class A Special Common Stock are authorized or reserved and available for issuance and that the consideration for the issuance of such shares of Class A Special Common Stock is not less than the par value of the Class A Special Common Stock, and (iv) the compliance by the Company and Holdings with the terms of the Debentures will not otherwise violate any applicable law or result in a violation of any provision of any instrument or agreement then binding upon the Company or Holdings, or any restriction imposed by any court or governmental body having jurisdiction over the Company or Holdings.

     I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinions are limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the prospectus.


                                                     Very truly yours,

                                                     /s/ Arthur R. Block

                                                     Arthur R. Block